Exhibit 99.4

FORM OF
BENEFICIAL OWNER ELECTION FORM
CONTEXTLOGIC HOLDINGS INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the rights offering by ContextLogic Holdings Inc., a Delaware corporation (the “Company”), of non-transferable subscription rights to purchase to holders to subscribe for and purchase shares of Company common stock, par value $0.0001 per share (“ContextLogic common stock”). Each subscription right will entitle the holder to purchase 0.53486 shares of ContextLogic common stock at an exercise price of $8.00 per share.

This will instruct you whether to exercise subscription rights to purchase units distributed with respect to the shares of the ContextLogic common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the prospectus, dated      , 2026 (the “Prospectus”). (Check the applicable boxes and provide all required information.)

☐	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for units.
☐	Please EXERCISE SUBSCRIPTION RIGHTS for units as set forth below:

	No. of Shares		Per Right Subscription Price		Payment
Subscription Right		X	$8.00	=	$
		Total Payment Required			$

If you spoke with a broker who solicited such exercise, please indicate the name of the person you spoke with:

☐	Payment in the following amount is enclosed $ (must match Total Payment Required above)
☐	Please deduct payment from the following account maintained by you as follows:
Type of Account:
Account No.:
Amount to be deducted: $

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

●	irrevocably elect to purchase the number of units indicated above upon the terms and conditions specified in the Prospectus; and
●	agree that if I (we) fail to pay for the shares I (we) have elected to purchase, the exercise will be invalid.

Signature:
Name:
Title:
Address:
Telephone:
Date:        , 2026